Contact:
Randall H. Brown, Executive Vice President, CFO & Treasurer
901-259-2500 rbrown@edrtrust.com
Susan Jennings, Vice President, Corporate Communications and Marketing
901-259-2506 sjennings@edrtrust.com

EdR Completes $375 Million
Senior Unsecured Revolving Credit Facility

Increases Financial Capacity and Lowers Overall Cost of Capital

MEMPHIS, Tenn. January 15, 2013— EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of collegiate housing, announced today the closing of a restatement and amendment to its revolving credit facility. The credit facility will increase in size to $375 million from $175 million. This facility also contains an accordion feature which allows EdR to increase the size of the credit facility to $500 million.
“The conservative management of our capital structure has provided a strong balance sheet, allowing us to secure additional capacity on our credit facility and reduce our overall cost of capital,” said Randy Brown, EdR’s chief financial officer. “We value our lending partners’ continued support, which facilitates our strategy, enhances our financial flexibility and allows us to finance future growth at advantageous rates.”
The credit facility has an initial term of four years with one 12-month extension available under certain conditions. At the borrower’s option, the interest rate per annum is equal to a base rate or LIBOR plus an applicable margin ranging from 145 to 205 basis points, depending upon leverage.
The transaction was led by KeyBanc Capital Markets with PNC Capital Markets LLC, RBC Capital Markets and Regions Capital Markets also acting as Co-Bookrunners and Co-Lead Arrangers. KeyBank National Association is acting as Administrative Agent with the remaining lender group comprising PNC Bank National Association, Regions Bank, Royal Bank of Canada, Bank of America, N.A., U.S. Bank National Association, First Tennessee Bank, N.A. and Metropolitan Bank.

About EdR
EdR (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. A self-administered and self-managed real estate investment trust, EdR owns or manages 67 communities in 24 states with more than 37,000 beds within more than 12,000 units. For more information, please visit the company's Web site at www.EdRtrust.com.

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